One Progress Plaza, Suite 2400, St. Petersburg, FL 33701

NEWS FOR IMMEDIATE RELEASE

First Advantage Contacts:

John Lamson Chief Financial Officer and Executive Vice President 727.214.3411, ext. 214 jlamson@fadv.com	Renee Svec Director—Corporate Communications 727.214.3411, ext. 212 rsvec@fadv.com

FIRST ADVANTAGE CORPORATION ADDS

CHIEF MARKETING OFFICER TO CORPORATE MANAGEMENT TEAM

ST. PETERSBURG, Fla., Nov. 30, 2004—First Advantage Corporation (NASDAQ: FADV), a leading risk mitigation and business solutions provider, today announced that Rick Mansfield has joined First Advantage’s corporate management team as senior vice president and chief marketing officer. In this capacity, Mansfield will provide strategic leadership to First Advantage’s corporate branding and marketing initiatives.

Mansfield will be instrumental in facilitating First Advantage’s growth strategy as he is tasked with aligning more than 30 companies under the First Advantage brand, as well as implementing marketing programs to support the cross sell of services and products in the company’s extensive portfolio.

Mansfield brings to First Advantage an exceptional track record of marketing achievements in both the business-to-business and consumer products industries. Prior to joining First Advantage, Mansfield was responsible for corporate marketing, brand strategy and certain business development activities as chief marketing officer for Catalina Marketing Corporation (NYSE: POS), a marketing services organization headquartered in St. Petersburg, Fla. While there, he created and executed a successful corporate umbrella brand strategy and repositioned the company favorably within its targeted industries. Previously, Mansfield was employed in senior level marketing positions for the Quaker Oats Company in Chicago, Ill. He was responsible for developing and implementing strategic and operating go-to-market plans for Gatorade® and other well-known household brands.

At First Advantage, Mansfield will be responsible for developing and implementing a corporate brand architecture, which will consolidate the brands within the current organization and facilitate integration of acquired companies without disrupting the organization’s go-to-market strategy. He will also lead development of marketing and cross sell strategies designed to increase market share and support business development initiatives, product development and customer communications.

“I am excited about working with the First Advantage management group as we position this organization for continued growth and leadership in its respective industries,” said Mansfield.

Mansfield received his bachelor’s degree in Accounting from Eastern Illinois University and his master’s in business administration from Kellogg Graduate School of Management, Northwestern University. He resides in Tarpon Springs, Fla. with his wife and three children.

First Advantage Corporation Adds Marketing Officer to Corporate Management Team

About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) provides best-in-class single-source solutions for global risk mitigation and enterprise and consumer screening needs. Incorporating state-of-the-art technology, proprietary systems and data resources, First Advantage is a leading provider of employment background screening, drug-free workplace programs and other occupational health testing, employee assistance programs, resident screening, motor vehicle records, investigative services, computer forensics and electronic discovery services, supply chain security, corporate tax and incentive services, and consumer location services. First Advantage ranks among the top three companies in all of its major business lines. First Advantage is headquartered in St. Petersburg, Fla., and has more than 1,700 employees in offices throughout the United States and abroad. Further information about the company is available at www.FADV.com.

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a Fortune 500 company that traces its history to 1889. First American is the nation’s largest data provider, supplying businesses and consumers with information resources in connection with the major economic events of people’s lives. Additional information about the First American Family of Companies can be found at www.firstam.com.

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